Exhibit 23.2

CONSENT OF LAROCHE PETROLEUM CONSULTANTS, LTD.

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Chesapeake Energy Corporation of our report for the Company and the references to our firm and said report, in the context in which it appears, in this Form S-3 of the Company for the year ended December 31, 2020 (this “Form S-3”), which report is included as an exhibit to this Form S-3.

LaRoche Petroleum Consultants, Ltd. By: LPC, Inc., as General Partner

By:	/s/ William M. Kazmann
William M. Kazmann
President

May 17, 2021

2435 N Central Expressway, Suite 1500 ● Richardson, TX 75080 ● Phone (214) 363-3337 ● Fax (214) 363-1608